Exhibit 99.1

BD Contacts:

Media: Abigail Cardona

201-847-4605

abigail_cardona@bd.com

Investors: Monique N. Dolecki

201-847-5378

monique_dolecki@bd.com

CareFusion Contacts:

Media: Kristen Cardillo

(858) 617-2317

kristen.cardillo@carefusion.com

Investors: Tristan Ribar

(858) 617-1476

Tristan.ribar@carefusion.com

EUROPEAN COMMISSION CLEARS BD ACQUISITION OF CAREFUSION

Clearance Completes Required Regulatory Approvals

Franklin Lakes, NJ and San Diego, CA—(March 13, 2015)—Becton, Dickinson and Company (NYSE: BDX) (“BD”) and CareFusion Corporation (NYSE: CFN) (“CareFusion”) announced today that the companies have received clearance from the European Commission under the EU Merger Regulation for the pending acquisition of CareFusion by BD. The proposed acquisition has now received all necessary regulatory approvals.

The proposed acquisition, which has been approved by CareFusion shareholders, remains subject to customary closing conditions. BD and CareFusion currently expect the proposed acquisition to close on March 17, 2015.

About BD

BD is a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving drug delivery, enhancing the diagnosis of infectious diseases and cancers, supporting the management of diabetes and advancing cellular research. We are nearly 30,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world. For more information, please visit www.bd.com.

About CareFusion

CareFusion is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 15,000 people across its global operations. More information may be found at www.carefusion.com.

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FORWARD-LOOKING STATEMENTS

This communication contains certain estimates and other forward-looking statements (as defined under Federal securities laws). Forward looking statements generally are accompanied by words such as “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding the estimated or anticipated timing of consummation of the proposed acquisition of CareFusion by BD discussed in BD’s and CareFusion’s respective filings with the Securities Exchange Commission. These statements are based on the current expectations of BD and CareFusion management and it is possible that the closing could be a date subsequent to the date indicated. BD and CareFusion do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by applicable laws or regulations.